EXPENSE LIMITATION AND
                             REIMBURSEMENT AGREEMENT

         This AGREEMENT is made this 28th day of January 2008, between CNI Charter Funds (the "Trust"), a Delaware statutory trust, City National Asset Management, Inc. ("CNAM"), a California corporation, and Reed, Conner & Birdwell, LLC, a Delaware limited liability company ("RCB").

         WHEREAS, CNAM has entered into an Investment Management Agreement with the Trust pursuant to which CNAM agrees to provide, or arrange for the provision of, investment advisory and management services to certain series of the Trust; and

         WHEREAS, RCB has entered into a Investment Sub-Advisory Agreement with CNAM pursuant to which RCB agrees to provide investment advisory and management services to the RCB Small Cap Value Fund series of the Trust (the "Fund"); and

         WHEREAS, the Trust, CNAM and RCB believe that limiting the total expenses of shares of the Fund is in the best interests of the Fund;

         NOW, THEREFORE, the parties hereto do hereby agree as follows:

         1. Limit on Operating Expenses. CNAM and RCB hereby agree to limit the Operating Expenses of each class of the Fund to the respective annual rate of total Operating Expenses specified for that class in Appendix A of this Agreement (each, an "Expense Cap"). The Expense Caps may be implemented by waivers of investment advisory fees and/or reimbursement of expenses, at the discretion of RCB. If RCB chooses to implement the Expense Caps by waiver of investment advisory fees, CNAM agrees to waive the investment advisory fees payable to it by the Fund pursuant to the Investment Management Agreement in the amounts necessary to achieve the Expense Caps, and RCB agrees that the investment sub-advisory fees payable to it by CNAM shall be proportionately reduced. RCB further agrees that any reimbursement of expenses to limit Operating Expenses in accordance with an Expense Cap shall be the responsibility of RCB.

         2. Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including CNAM's investment advisory or management fee as described in the Investment Management Agreement and other expenses described in the Investment Management Agreement, but does not include any front-end or contingent deferred loads, taxes, interest, brokerage commissions, or extraordinary expenses such as litigation.

         3. Reimbursement of Fees and Expenses. RCB, pursuant to the Investment Sub-Advisory Agreement, retains its right to receive reimbursement of reductions of its investment advisory fee and Operating Expenses paid by it that are not its responsibility as described in the Investment Sub-Advisory Agreement.

         4. Recoupment Balance. Any fee reduced by RCB, or Operating Expenses paid by it (collectively, "subsidies"), pursuant to this Agreement may be reimbursed by the Fund to RCB no later than the end of the third fiscal year following the year to which the subsidy relates if the aggregate expenses for that period do not exceed an Expense Cap in effect at the time the subsidies were incurred or any more restrictive limitation to which RCB has agreed (subsidies available for reimbursement to RCB under this paragraph are collectively referred to as the "Recoupment Balance") and if the Board of Trustees approves the reimbursement. RCB generally shall seek reimbursement on a rolling three-year basis whereby the oldest subsidies are recouped first. RCB may not request or receive reimbursement of the Recoupment Balance in any year before payment of the Fund's operating expenses for such year and may not cause the Fund to exceed an Expense Cap or any other agreed upon expense limitation for that year in making such reimbursement. RCB shall not to request or seek reimbursement of subsidized Operating Expenses that are no longer eligible for reimbursement.

         5. Term. This Agreement shall continue in effect until January 30, 2009 unless sooner terminated in accordance with Section 6 herein.

         6. Termination. This Agreement may be terminated at any time by the Trust on behalf of the Fund or by the Board of Trustees of the Trust upon sixty
(60) days' written notice to CNAM and RCB without payment of any penalty and shall automatically terminate upon the termination of the Investment Management Agreement or Investment Sub-Advisory Agreement.

         7. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other parties.

         8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         9. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

         10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



CNI CHARTER FUNDS                             CITY NATIONAL ASSET
                                              MANAGEMENT, INC.


By: /s/ Richard D. Byrd                   By: /s/ Richard D. Byrd
    -------------------                       -------------------

Name:    Richard D. Byrd                  Name:    Richard D. Byrd
Title:   President                        Title:   Chairman

REED, CONNER & BIRDWELL, LLC

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


By: /s/ Daniele Beasley
    -------------------
Name: Daniele Beasley
Title:   CCO

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


                                   SCHEDULE A


The annualized expenses of each class of the Fund will be limited to the following annual rate of average daily net assets shown below:



       Class                                        Expense Limitation
       -----                                        ------------------
       Institutional Class                          1.24%
       Class N                                      1.49%
       Class R                                      1.49%

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